
                                                                                                          Exhibit 11


                                                       SCOR U.S. CORPORATION
                                                 COMPUTATION OF EARNINGS PER SHARE

                                               (in thousands, except per share data)


                                                                             Three Months Ended
Six Months Ended
                                                                             June 30,                           June 30,

                                                                   1995             1994              1995             1994

Primary:


Net income (loss) applicable to common stock                $     4,834      $       603       $     9,227      $   (13,815)
                                                                 ======           ======            ======           ======

Average number of common shares outstanding                      18,163           18,141            18,163           18,125

Add:

     Assumed exercise of stock options                              -0-               50               -0-              -0-
                                                                 ------           ------            ------           ------

Common and common equivalent shares outstanding                  18,163           18,191            18,163           18,125
                                                                 ======           ======            ======           ======

Net income (loss) per share assuming exercise
   of common stock equivalents                              $      0.27      $      0.03       $      0.51      $     (0.76)
                                                                 ======           ======            ======           ======

Fully diluted:

Net income (loss) applicable to common stock                $     5,429      $       603       $    10,516      $   (13,815)
                                                                 ======           ======            ======           ======

Average number of common shares outstanding                      18,163           18,141            18,163           18,125

Add:

     Assumed exercise of stock options                               47               50                17              -0-
     Assumed exercise of convertible bonds                        3,023              -0-             3,038              -0-
                                                                 ------           ------            ------           ------
Common and common equivalent shares outstanding
  assuming full dilution                                         21,233           18,191            21,218           18,125
                                                                 ------           ------            ------           ------
                                                                 ======           ======            ======           ======

Net income (loss) per share assuming full dilution          $      0.26      $      0.03       $      0.50      $     (0.76)
                                                                 ======           ======            ======           ======
